TERMINATION AGREEMENT, dated as of April 11, 2008 (the “Agreement”), by and between STEVEN MADDEN, LTD., a Delaware corporation (the “Company”), and JEFFREY SILVERMAN (the “Executive”).

RECITALS

WHEREAS, the Executive is employed by the Company pursuant to an Employment Agreement, dated as of May 16, 2007, by and between the Company and the Executive (the “Original Employment Agreement”), as amended by an Amendment to Employment Agreement, dated as of December 21, 2007, by and between the Company and the Executive (the “Amendment”) (the Original Employment Agreement, as amended by the Amendment, the “Employment Agreement”).

WHEREAS, the Company and the Executive desire to terminate the Executive’s employment with the Company upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, upon the agreements and covenants set forth herein, the parties hereto agree as follows:

1. EMPLOYMENT TERMINATION; PAYMENTS; EMPLOYMENT AGREEMENT.

1.1 The parties hereby acknowledge and agree that, effective at the close of business on April 4, 2008, the Executive resigned his employment with the Company.

1.2 On the Agreement Effective Date (as hereinafter defined), the Company will pay to the Executive the $600,000 lump-sum payment referred to in Section 1 of the Settlement and Release Agreement, dated as of December 21, 2007, by and between the Company and the Executive (the “Settlement Agreement”).  The amount to be paid to the Executive pursuant to this Section 1.2 (and, subject to the terms and conditions of this Agreement, Section 6 hereof) shall constitute the sole and exclusive remedy of the Executive, and the Executive shall not be entitled to any other or further compensation, rights or benefits hereunder, under the Employment Agreement, under the Settlement Agreement or otherwise.

1.3 The parties agree that the termination of the Executive’s employment with the Company shall not result in a termination of the Employment Agreement.  The provisions of Sections 6, 7 and 8 of the Original Employment Agreement (as amended by the Amendment) shall survive the termination of the Executive’s employment; provided; however, that unless the Executive revokes this Agreement as provided in Section 2.5 hereof, the reference to July 1, 2008 in Section 6(b) of the Original Employment Agreement (as amended by the Amendment) is hereby deemed to refer to the Agreement Effective Date.

2. WAIVER AND RELEASE.  As consideration for this Agreement and the rights granted to the Executive herein, the Executive hereby makes the following acknowledgments and agreements.  For purposes of this Section 2, the term “Company” shall include the Company and each and every of  its subsidiaries, affiliates, divisions, parents, and respective predecessors, successors and assigns and their respective directors, officers, representatives, shareholders, agents, employees, consultants and independent contractors, past, present and future.

2.1 The terms and implications of this Agreement have been fully explained to the Executive.

2.2 The Executive has been advised that he has twenty-one (21) days to consider this Agreement and decide for himself whether or not he wants to sign it.

2.3 The Executive has been advised to consult with an attorney of his choice concerning this Agreement and the implications to the Executive of signing or not signing it.

2.4 The Executive has carefully considered other alternatives to executing this Agreement, and has decided that he wants to sign it.

2.5 The Executive is entitled to change his mind and revoke this Agreement within seven (7) days of signing it (the “Revocation Period”).  This Agreement will not become effective and the Executive will not receive any of the benefits set out below until the eighth day after the Executive signs it (the “Agreement Effective Date”).  Any revocation within the Revocation Period must be submitted, in writing, to the Chief Executive Officer of the Company and state, “I hereby revoke my acceptance of the Termination Agreement between the Company and me.”  The revocation must be received by the Chief Executive Officer by the end of the Revocation Period.  If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the state of New York, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday and the Agreement Effective Date shall be likewise extended.  In the event of a timely revocation by the Executive, this Agreement shall be deemed null and void.

2.6 By entering into this Agreement, the parties do not admit, and specifically deny, any liability or wrongdoing, or violation of any law, statute, order, regulation or policy.  It is expressly understood and agreed that this Agreement is being entered into solely for the purpose of avoiding the costs of litigation and amicably resolving all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever which have been or could have been alleged by the respective parties against each other.

2.7 The Executive acknowledges that he knows that there are various federal, state and local laws which prohibit employment discrimination on the basis of age, sex, race, color, creed, national origin, marital status, religion, disability or veteran status and that these laws are enforced through the Federal Equal Employment Opportunity Commission, the New York State Division of Human Rights and various city, county and local human rights agencies.  In addition, the Executive acknowledges that he knows that there are other federal, state and local laws of other types or description regarding employment, including, but not limited to, claims arising from or derivative of the Executive’s employment with the Company.  For the consideration set forth in this Agreement, to which the Executive is not otherwise entitled, the Executive intends to voluntarily give up any rights he may have under these or any other law with respect to his employment with the Company or the termination of his employment, including his rights under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et. seq. (“ADEA”), and Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et. seq. (“Title VII”).  The parties agree that this is not an acknowledgment that the Company has violated any law or regulation and the Company specifically denies having done so.

2.8 The consideration set forth herein is in full and complete satisfaction of all claims whatsoever. The Executive hereby releases, waives, and forever discharges any and all claims of any kind against the Company arising from the Executive’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown, that he may have or had, including, but not limited to, fraud, claims arising under ADEA, Title VII, the Civil Rights Act of 1866, 42 U.S.C. §1981, 42 U.S.C. §1983, The Equal Pay Act, as amended, 29 U.S.C. §206(d)(1), the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et. seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et. seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq., the Civil Rights Act of 1991, 105 Stat. 1071, Executive Order 11246, and any other federal, state and local fair employment practice law, workers’ compensation law, unemployment insurance law, and any other employee relations duties and obligations, whether imposed by express or implied contract, tort (including, but not limited to, all intentional torts, negligence, negligent hiring, training, supervision or retention), common law, equity, public policy statute, executive order or law, any claims for physical or emotional distress or injuries, or any other duty obligation of any kind or description, as well as any rights or claims the Executive or his attorney or other representative have or may have for costs, expenses, attorneys’ fees or otherwise.

2.9 The Executive agrees to keep this Agreement confidential and not to reveal its contents to anyone except his attorney, his immediate family or his financial Executive, or as required by law.  The Company agrees to keep this Agreement confidential and not to reveal the contents to anyone except its attorneys, accountants, officers, directors and human resources director, or as required by law or regulation, including pursuant to the disclosure requirements of the Securities and Exchange Commission and The Nasdaq Stock Market.

2.10 The Executive agrees that he will not in any way disparage the Company, or make or solicit any comments, statements or the like, to the media, to current, future or former employees or to other persons or entities that may be considered to be derogatory or detrimental to the good name or business reputation of the Company.  The Executive similarly agrees not to otherwise take or condone any action which is intended, or would reasonably be expected, to harm the Company, to impair the Company’s reputation, or to lead to unwanted or unfavorable publicity to the Company.  The Executive understands that any unauthorized disclosure or disparagement by him or by anyone to whom he discloses such information will result in the forfeiture of all amounts paid by the Company under this Agreement.

2.11 This Agreement has been executed freely, knowingly and voluntarily by the Executive without duress, coercion, or undue influence, with a full understanding of its terms.  The Executive acknowledges and agrees that, prior to executing this Agreement, he has been provided with sufficient time in which to consider this Agreement and that, in deciding to execute this Agreement, he has relied on his own judgment and further acknowledges that he is fully aware of its contents and of its legal effects.  The parties to this Agreement agree that no fact, evidence or transaction currently unknown to them but which may hereafter become known to them shall affect in any way or manner the final or unconditional nature of this Agreement.

2.12 BY SIGNING THIS AGREEMENT, THE EXECUTIVE STATES THAT: HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES WITH EVERYTHING IN IT; HE WAS TOLD, IN WRITING, TO CONSULT AN ATTORNEY BEFORE SIGNING IT; HE HAS BEEN ADVISED THAT HE HAS 21 DAYS TO REVIEW THE AGREEMENT AND THINK ABOUT WHETHER OR NOT HE WANTS TO SIGN IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

3. COMPANY RELEASE.  The Company hereby releases, waives, and forever discharges any and all claims of any kind against the Executive arising from the Executive’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown, that it may have or had.

4. AFFIRMATIONS.  The Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum.  The Executive furthermore affirms that he has no known workplace injuries or occupational diseases.

5. VENDOR PAYMENTS. The Company hereby covenants and agrees that, provided that the Executive has not revoked this Agreement as provided in Section 2.5 hereof, on the Agreement Effective Date, the Company will pay the Company vendors set forth on Schedule 5 attached hereto and made a part hereof the amounts indicated on such Schedule as owing by the Company.  The Company shall have no obligation to the Executive with respect thereto.

6. CONSULTING AGREEMENT.

6.1 Subject to the terms and conditions set forth herein, provided that the Executive has not revoked this Agreement as provided in Section 2.5 hereof, during the period commencing on the Agreement Effective Date and terminating on June 30, 2008, the Company hereby retains the Executive, and the Executive hereby accepts such retention, to act as a consultant to advise and assist in the maintenance and growth of the Company’s on-line and internet business operations (the “Services”).  None of such Services shall be provided by the Executive unless and until the Company requests the particular services in writing.

6.2 In consideration for the Services to be provided hereunder, provided that the Executive has not revoked this Agreement as provided in Section 2.5 hereof, the Company shall pay the Executive One Hundred Forty Thousand Seven Hundred Sixty-Nine Dollars and Twenty-Three Cents ($140,769.23) on the Agreement Effective Date.

6.3 The relationship created hereunder is that of the Executive acting as an independent contractor.  It is expressly acknowledged and agreed that the Executive shall have no authority to bind the Company to any agreement or obligation with any third party.  The Executive acknowledges and agrees further that, since he is not an employee of the Company, the Company shall not be responsible for the withholding or payment of any taxes.

7. COMPLIANCE WITH AGREEMENTS.  Provided that the Executive has not revoked this Agreement as provided in Section 2.5 hereof, Compo Enhancements, LLC (“Compo”) shall comply with those written agreements between Compo and those sub-contractors in Romania as more fully described on Schedule 7 attached hereto and made a part hereof.

8. CHOICE OF LAW.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding choice of law principles thereof.

9. ENTIRE AGREEMENT.  This Agreement contains the full and complete understanding and agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior or contemporaneous written or oral understandings or agreements with respect to the subject matter hereof.  No modification of this Agreement shall be binding unless made in writing and signed by the party sought to be charged.

10. BINDING EFFECT.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and legal representatives.

11. WAIVER; SEVERABILITY.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

12. NOTICES; DELIVERIES.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, or overnight mail or courier as follows:

If to the Company or Compo:

Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, New York 11104
Attn:  Chief Executive Officer

with a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Attention:  Steven J. Kuperschmid, Esq.

If to the Executive, at his last known address as reflected in the Company’s records,

or such other address as shall be furnished in writing by either party, and any notice, delivery or communication given pursuant to the provisions hereof shall be deemed to have been given as of the date delivered or so mailed or transmitted.

13. COUNTERPARTS; HEADINGS.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement.  The headings contained in this Agreement are solely for the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof.

14. REPRESENTATION BY COUNSEL; INTERPRETATION.  Each party acknowledges that it or he has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld, Chief Executive Officer

/s/ Jeffrey Silverman
Jeffrey Silverman

COMPO ENHANCEMENTS, LLC
AGREES TO BE BOUND TO THE
PROVISIONS OF ONLY SECTION
7 OF THIS AGREEMENT.

COMPO ENHANCEMENTS, LLC

By: Steven Madden, Ltd., Its Member Manager

   By: /s/ Edward R. Rosenfeld
          Edward R. Rosenfeld, Chief Executive Officer

SCHEDULE 5

Vendor Name	Amount Payable by the Company
Liang Xiao Hong	$83,968.34
Wang You Ming	$3,761.30

SCHEDULE 7

1.	Services Contract, dated as of January 8, 2006, by and between Web Future Studio SRL and Compo.

2.	Services Contract No. 3, effective as of August 1, 2006, by and between SC Cybertech SRL and Compo.

3.	Services Contract No. 1, dated as of January 9, 2007, by and between SC Web Net Media SRL and Compo.

4.	Services Contract, dated as of March 1, 2007, by and between SC Void Soft SRL and Compo.

5.	Services Contract, dated as of May 1, 2007, by and between Checkout Consulting SRL and Compo.

6.	Services Contract, dated as of August 1, 2007, by and between SC I Code Systems SRL and Compo.

7.	Services Contract, dated as of September 5, 2007, by and between MIDA Software 4U SRL and Compo.

8.	Services Contract, effective as of September 9, 2007, by and between SC Digital Brand SRL and Compo.

9.	Services Contract, dated as of January 21, 2008, by and between SC WeRule Studio SRL and Compo.